As filed with the Securities and Exchange Commission on March 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARRIS INTERNATIONAL PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	98-1241619
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3871 Lakefield Drive
Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

ARRIS International plc 2016 Stock Incentive Plan

(Full title of the Plan)

Patrick W. Macken

ARRIS International plc

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of Plan	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Ordinary Shares, £0.01 nominal value per share	ARRIS International plc 2016 Stock Incentive Plan	27,544,940	$24.94	(2)	$686,970,804	(2)	$79,620
Ordinary Shares, £0.01 nominal value per share	ARRIS International plc 2016 Stock Incentive Plan (unvested restricted stock units)	3,670,060	$22.90	(3)	$84,044,374	(3)	$9,741
Total		31,215,000			$771,015,178		$89,361

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, £0.01 nominal value per share (“Ordinary Shares”) of ARRIS International plc (the “Company” or the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of ARRIS International plc’s Ordinary Shares as reported on The NASDAQ Stock Market LLC on March 9, 2017.

(3)	Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on the weighted average per share grant date market value of the 3,670,060 Ordinary Shares issuable upon the vesting of outstanding restricted stock units previously granted under the ARRIS International plc 2016 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference into this registration statement as of their respective dates of filing:

(1)	ARRIS International plc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 1, 2017;

(2)	ARRIS International plc’s Current Report on Form 8-K filed on February 23, 2017; and

(3)	The description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form S-4, as amended (File No. 333-205442), under the heading “Description of New ARRIS Shares,” including all other amendments and reports filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters any such securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	DESCRIPTION OF SECURITIES.

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to exceptions, English law does not permit a company to exempt a director (or a director of an associated company) from, or indemnify such director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to:

(i) purchase and maintain director and officer liability insurance (“D&O Insurance”) against any liability attaching to a director (or a director of an associated company) in connection with any negligence, default, breach of duty or breach of trust by them in relation to the company of which they are a director. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, D&O Insurance will generally not cover losses incurred in relation to criminal

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acts, intentional malfeasance or other forms of dishonesty, certain regulatory offences or excluded matters such as environmental fines and clean-up costs. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

(ii) provide a qualifying third party indemnity provision, or “QTPIP.” This permits a company to indemnify its directors (and directors of an associated company) in respect of proceedings brought by third parties against such directors. The Company can therefore indemnify these directors against third party actions such as class actions or actions following mergers and acquisitions or share issuances. A QTPIP can cover both legal costs and the amount of any adverse judgment, however it cannot cover: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings where such proceedings are brought by the company (or an associated company); fines imposed in criminal proceedings; the legal costs of an unsuccessful application for relief; and penalties imposed by regulatory bodies; and

(iii) provide a qualifying pension scheme indemnity provision, or “QPSIP”. This permits a company to indemnify its directors (and directors of an associated company) in respect of proceedings in connection with the company’s activities as a corporate trustee of an occupational pension scheme. The Company can therefore indemnify directors in certain circumstances if the Company acts as a corporate trustee of an occupational pension scheme. A QPSIP can cover both legal costs and the amount of any adverse judgment, however it cannot cover: the legal costs of an unsuccessful defense of criminal proceedings; fines imposed in criminal proceedings; and penalties imposed by regulatory bodies.

The Company’s articles of association include a provision which entitles the Company to indemnify every director (and every director of an associated company) to any extent permitted by law (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability incurred in their capacity as a director of the Company (or an associated company). In addition to the provisions of the Company’s articles of association, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant directors which essentially indemnifies the director against claims brought by third parties to the fullest extent permitted under English law. The Company has adopted a Deed Poll of Indemnity for directors and directors of associated company dated January 3, 2016 for this purpose. Any funds provided to a director to meet any expenditure incurred by him in connection with defending himself or in an investigation of any negligence, default, breach of duty or breach of trust by him or otherwise, must be repaid if (a) the director is convicted in the criminal proceedings, (b) judgment is given against the director in civil proceedings brought by the Company (or an associated company), (c) the court refuses to grant the director the relief sought, or (d) the Company, in its absolute discretion, determines that the investigation arose from the director's fraud or willful default.

The Company’s articles of association also provides the Company with authority to purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a director of the company or any associated company.

The Company will be required to disclose in its annual directors’ report any QTPIP or QPSIP in force at any point during the relevant financial year or in force when the directors’ report is approved. A copy of the indemnity or, if it is not in writing, a memorandum setting out its terms must be open to inspection during the life of the indemnity and for a period of one year from the date of its termination or expiration. Any shareholder may inspect a copy of directors’ indemnity or a memorandum setting out its terms without charge and is entitled to request, on payment of the prescribed fee, any such copy.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.	EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

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(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Suwanee, state of Georgia on the 14th day of March, 2017.

ARRIS INTERNATIONAL PLC

By:	/s/ Bruce McClelland
Name:	Bruce McClelland
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bruce McClelland	Chief Executive Officer	March 14, 2017
Bruce McClelland	(Principal Executive Officer)

/s/ David B. Potts	Executive Vice President and Chief Financial Officer (Principal	March 14, 2017
David B. Potts	Financial Officer and Principal Accounting Officer)

/s/ Patrick W. Macken	Senior Vice President, General Counsel and Secretary	March 14, 2017
Patrick W. Macken	(Authorized Representative in the United States)

/s/ Robert J. Stanzione	Executive Chairman	March 14, 2017
Robert J. Stanzione

/s/ Andrew M. Barron	Director	March 14, 2017
Andrew M. Barron

/s/ Alex B. Best	Director	March 14, 2017
Alex B. Best

/s/ J. Timothy Bryan	Director	March 14, 2017
J. Timothy Bryan

/s/ James A. Chiddix	Director	March 14, 2017
James A. Chiddix

/s/ Andrew T. Heller	Director	March 14, 2017
Andrew T. Heller

/s/ Jeong Kim	Director	March 14, 2017
Dr. Jeong Kim

/s/ Doreen A. Toben	Director	March 14, 2017
Doreen A. Toben

/s/ Debora J. Wilson	Director	March 14, 2017
Debora J. Wilson

/s/ David A. Woodle	Director	March 14, 2017
David A. Woodle

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Articles of Association, as amended, of ARRIS International plc (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of ARRIS International plc filed with the Commission on May 12, 2017)

4.2	ARRIS International plc 2016 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of ARRIS International plc filed with the Commission on May 12, 2017)

5.1	Opinion of Herbert Smith Freehills LLP*

23.1	Consent of Herbert Smith Freehills LLP (included as part of Exhibit 5.1)

23.2	Consent of Ernst & Young concerning the financial statements of ARRIS International plc*

* Filed herewith.

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